EXHIBIT 99.1

Exactech Announces Preliminary 2012 Sales of $224.8 Million and 4th Quarter 2012 Sales of $59.7 Million

Gainesville, Fla. - January 22, 2013 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it expects to report revenue for the fourth quarter of 2012 of $59.7 million, an increase of 13% compared to $53.1 million for the fourth quarter of 2011 which will result in full year unaudited revenues of $224.8 million, compared to $205.4 million for 2011, a 9% increase. For the full year 2012, U.S. sales increased 9% to $145.6 million and international sales increased 9% to $79.2 million. During the fourth quarter, U.S. sales grew 13% to $38.3 million and international sales increased 13% during the quarter to $21.5 million.

Full year sales by product segment were as follows:

2012 Full Year
Knee implant revenue increased 2% to $81.6 million
Extremities implant revenue increased 30% to $52.1 million
Hip implant revenues increased 21% to $40.9 million
Biologic & spine segment revenues increased 1% to $24.5 million
Other revenue decreased to $25.7 million from $27.4 million in 2011

Fourth quarter sales by product segment were as follows:

4th Quarter 2012
Knee implant revenue increased 4% to $20.9 million
Extremities implant revenue increased 35% to $14.9 million
Hip implant revenues increased 12% to $10.4 million
Biologic & spine segment revenues increased 10% to $6.5 million
Other revenue increased 4% to $7.0 million from $6.6 million.

Exactech will announce full results for the fourth quarter and year-end 2012 on Tuesday, February 26, 2013. The company will hold a conference call with CEO Dr. William Petty and key members of the management team on Wednesday, February 27 at 10:00 a.m. Eastern. Further details will be released at a later date.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech's orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://

www.exac.com. Copies of Exactech's press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                            E-mail: exactech@hawkassociates.com

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EXACTECH INC.